Exhibit 5.6

KIRK PALMER & THIGPEN, P.A.

ATTORNEYS AT LAW

1300 BAXTER STREET, SUITE 300

CHARLOTTE, NORTH CAROLINA 28204

TELEPHONE (704) 332-8000

FACSIMILE (704) 332-8264

August 3, 2015

Summit Materials, LLC

Summit Materials Finance Corp.

1550 Wynkoop Street, 3rd Floor

Denver, Colorado 80202

Re:	Registration Statement filed by Summit Materials, LLC, a Delaware limited liability company (the “Company”), Summit Materials Finance Corp., a Delaware corporation (together with the Company, the “Issuers”) and the guarantors party thereto.

Ladies and Gentlemen:

We have acted as special counsel in the State of South Carolina (the “State”) to Buckhorn Materials, LLC, a South Carolina limited liability company (the “South Carolina Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers, the South Carolina Guarantor, and other guarantors party thereto (collectively with the South Carolina Guarantor, the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Issuers of up to $350,000,000 aggregate principal amount of 6.125% Senior Notes due 2023 (the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “Exchange Guarantees”) with respect to the Exchange Securities. The Exchange Securities and the Exchange Guarantees will be issued under an indenture, dated as of July 8, 2015 (as amended by the first supplemental indenture, dated as of July 17, 2015, the “Indenture”), among the Issuers, the Guarantors, and Wilmington Trust, National Association, as trustee. The Exchange Securities and the Exchange Guarantees will be offered by the Issuers in exchange for their outstanding 6.125% Senior Notes due 2023 that were issued on July 8, 2015.

In connection with this opinion, we have examined the originals or copies, certified to our satisfaction, of the Registration Statement and the Indenture, which have been filed with the Commission as an exhibit to the Registration Statement (collectively, the “Transaction Documents”), and of the South Carolina Guarantor’s Secretary’s Certificate, dated July 8, 2015 (the “Secretary’s Certificate”). We also have examined such other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the South Carolina Guarantor.

We have not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to the Transaction Documents or otherwise.

In rendering this opinion, we have assumed, without investigation, verification or inquiry, (a) the genuineness of all signatures, (b) the authenticity of all documents submitted to us as originals, (c) the legal capacity of natural persons executing such documents, (d) the authenticity and conformity to original documents of documents submitted to us as certified photostatic, facsimile or electronically transmitted copies, (e) the completeness and accuracy of all corporate records provided to us, and (f) that the Secretary’s Certificate of the South Carolina Guarantor, including, without limitation, the resolutions of the South Carolina Guarantor attached thereto, is in full force and effect and has not been amended, rescinded or superseded.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the following opinion:

1.	The Indenture has been duly authorized, executed and delivered by the South Carolina Guarantor.

2.	The South Carolina Guarantor has duly authorized its Exchange Guarantee.

3.	The execution and delivery of the Indenture, and the issuance of its Exchange Guarantee, by the South Carolina Guarantor and the performance by the South Carolina Guarantor of its obligations thereunder do not violate any law, rule or regulation of the State or administrative or court decree applicable to the South Carolina Guarantor.

The opinions set forth herein are limited to matters governed by the laws of the State, and we express no opinion with regard to any matter which may be governed by the law of any other jurisdiction, including the laws of the United States. Our opinions herein contained are subject to the following qualifications and limitations:

A.	We express no opinion as to the validity or enforceability of any provision in the Transaction Documents. We express no opinion as to any choice of law or choice of judicial forum provisions contained in any of the Transaction Documents.

B.	We express no opinion with respect to any state or federal securities laws, rules or regulations or any “blue sky” laws, rules or regulations, including, without limitation, the Act, the Securities Act of 1934, as amended, and the Investment Company Act of 1940, as amended, in connection with any Transaction Document or the offering, sale or issuance of the Exchange Notes. We express no opinion with regard to the tax effect or tax implication of any provision of the Transaction Documents or the interest on the Exchange Notes.

This opinion covers only the specific issues regarding the transaction that are expressly described in this letter and no additional opinions should be implied or inferred with respect to any other aspects of the transaction.

Our opinions are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention, any changes in laws that may hereafter occur, or to inform the addressee or any other party of any change in circumstances occurring after the date of this opinion that would alter the opinions rendered herein.

This opinion shall not be construed as or deemed to be a guaranty or insuring agreement that a court considering such matters would not rule in a manner contrary to the opinions set forth herein.

We consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as it appears in the caption “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons who are considered “experts” within the meaning of Section 11 of the Act or whose consent is required by the Act or by the rules and regulations under the Act. We consent to the reliance on this opinion by Simpson Thacher & Bartlett LLP for purposes of their opinion to you and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Kirk Palmer & Thigpen, P.A.

Kirk Palmer & Thigpen, P.A.